SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934

                   (Amendment No.      )


(x )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(  )  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-b(e)(2))
(x )  Definitive Proxy Statement
(x )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12



                         NationsBank Corporation
            (Name of Registrant as Specified In Its Charter)



   (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

(x )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

(Set forth the amount on which the filing fee is calculated and state how it was determined)

( ) Fee previously paid with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

NATIONSBANK
                                                                 March 27, 1995
To the Shareholders of
NationsBank Corporation:
In connection with the Annual Meeting of Shareholders of your Corporation to be held on April 26, 1995, we enclose a Notice of the Meeting, a Proxy Statement containing information about those matters which are to be considered at this meeting, and a form of proxy relating to those matters.
Detailed information relating to the Corporation's activities and operating performance during 1994 is contained in our Annual Report, which has been mailed to you previously.
You are cordially invited to attend the Annual Meeting of Shareholders. We would appreciate your signing and returning the form of proxy in the enclosed postage-paid return envelope so that your shares can be voted in the event you are unable to attend the meeting. If you plan to attend the meeting and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership of shares. Your proxy may be revoked if you are present at the meeting and elect to vote in person. It may also be revoked in the manner set forth in the Proxy Statement.
Sincerely yours,

(Signature of Hugh L. McColl, Jr. appears here)
HUGH L. MCCOLL, JR.
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

                            NATIONSBANK CORPORATION
                          NATIONSBANK CORPORATE CENTER
                        CHARLOTTE, NORTH CAROLINA 28255
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:
Notice is hereby given that the Annual Meeting of Shareholders of NationsBank Corporation will be held in the James River Ballroom of the Omni Richmond Hotel, 100 South 12th Street, in the city of Richmond, Virginia, on Wednesday, April 26, 1995, at 11:00 A.M., local time, for the following purposes:
1. To elect 23 directors;
2. To consider and act upon a proposal to ratify the action of the Board of Directors in selecting Price Waterhouse LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year;
3. To consider and act upon a proposal to approve and adopt the NationsBank Corporation Key Employee Stock Plan;
4. To consider and act upon a shareholder proposal requesting the Corporation to develop and provide annual reporting on programs designed to meet the credit needs of small and mid-sized family farms and rural small business enterprises; and
5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
The Board of Directors has fixed the close of business on March 3, 1995, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.
The Board of Directors of the Corporation would appreciate your signing and returning the accompanying form of proxy promptly, so that if you are unable to attend, your shares can nevertheless be voted at the meeting.
                                  HUGH L. MCCOLL, JR.
                                  CHAIRMAN OF THE BOARD AND
                                  CHIEF EXECUTIVE OFFICER
March 27, 1995
                                IMPORTANT NOTICE
                    Please Sign and Mail Your Proxy Promptly

                            NATIONSBANK CORPORATION
                          NATIONSBANK CORPORATE CENTER
                        CHARLOTTE, NORTH CAROLINA 28255
                                PROXY STATEMENT

The following statement and the accompanying notice and form of proxy are furnished in connection with the solicitation by the Board of Directors (hereinafter sometimes referred to as the "Board") of NationsBank Corporation (hereinafter sometimes referred to as the "Corporation" or "NationsBank") of proxies to be used at the Annual Meeting of Shareholders of the Corporation to be held on April 26, 1995, at 11:00 A.M., local time, in the James River Ballroom of the Omni Richmond Hotel, 100 South 12th Street, Richmond, Virginia, and at any adjournment or adjournments thereof. This statement and the accompanying notice and form of proxy are first being mailed to shareholders on or about March 27, 1995.
The accompanying form of proxy is for use at the meeting if a shareholder will be unable to attend in person. The proxy may be revoked by the shareholder at any time before it is exercised, by submitting to the Secretary of the Corporation written notice of revocation, a properly executed proxy of a later date or by attending the meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in FAVOR of:
1. The election to the Board of Directors of the 23 nominees named in this Proxy Statement;
2. The ratification of action taken by the Board of Directors in selecting Price Waterhouse LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year;
3. The adoption of the NationsBank Corporation Key Employee Stock Plan;
                                       1
and AGAINST:
4. The shareholder proposal requesting the Corporation to develop and provide annual reporting on programs designed to meet the credit needs of small and mid-sized family farms and rural small business enterprises.
The entire cost of soliciting these proxies will be borne by the Corporation. In addition to the solicitation of the proxies by mail, the Corporation will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. The Corporation will reimburse such record holders for their reasonable expenses in so doing. The Corporation has also made arrangements with Georgeson & Company Inc. to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay $8,500 plus expenses for such services. If necessary, the Corporation may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.
Pursuant to the provisions of the North Carolina Business Corporation Act, March 3, 1995 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at such Annual Meeting and, accordingly, only holders of shares of record at the close of business on that date of the Corporation's Common Stock (hereinafter referred to as the "Common Stock") and its ESOP Convertible Preferred Stock, Series C (hereinafter referred to as the "ESOP Preferred Stock"), will be entitled to notice of and to vote at said meeting. Holders of Common Stock and holders of ESOP Preferred Stock will vote together without regard to class upon the matters currently expected to come before the meeting.
The number of outstanding shares of Common Stock and ESOP Preferred Stock entitled to vote at the meeting is 276,504,344 and 2,590,602, respectively. Each of such shares is entitled to one vote. Directors shall be elected by a plurality of the votes cast. Cumulative voting will not be permitted, in accordance with the provisions of the North Carolina Business Corporation Act. With respect to the election of directors, votes may be cast in favor of nominees or withheld. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on such proposal. Approval of the NationsBank Corporation Key Employee Stock Plan
                                       2
requires the affirmative vote of the holders of a majority of the Common Stock and ESOP Preferred Stock present in person or represented by proxy and entitled to vote. Abstentions will be counted as present for purposes of such proposal and, therefore, will have the effect of a negative vote. However, broker non-votes are not considered shares entitled to vote and, therefore, will have no effect on such proposal. Approval of the other matters to be presented at the Annual Meeting requires the affirmative vote of the holders of a majority of the Common Stock and ESOP Preferred Stock voted with respect to each such matter. Abstentions from voting, including broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any such proposal.
ELECTION OF DIRECTORS
It is intended that the persons named in the accompanying proxy will vote only for the 23 nominees for director, which number has been set by the Board, named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees, and that the number of directors elected shall be 23. Each director is elected to serve until the next Annual Meeting of Shareholders or until a successor shall be elected and shall qualify.
Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that shares of Common Stock and ESOP Preferred Stock represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the persons named in the proxy.
Each nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated), and the name and principal business of the corporation in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Corporation, 1994 attendance record at Board meetings and at meetings of committees of the Board of which the nominee was a member, and directorships in other publicly-held companies are set forth below. None of the following nominees or current directors is related by blood, marriage or adoption (not more remote than first
                                       3
cousin) to any other nominee, director or person who may be deemed to be an executive officer of the Corporation.


(Photo of         RONALD W. ALLEN (53), CHAIRMAN OF THE BOARD, PRESIDENT AND
Ronald W. Allen   CHIEF EXECUTIVE OFFICER, DELTA AIR LINES, INC., Atlanta,
appears here)     Georgia, an air transportation company. He has been a director of the Corporation or one of its predecessors since 1987 and is a member of the compensation and stock option committees.
                  During 1994, Mr. Allen attended all Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Delta Air Lines, Inc. and The Coca-Cola Company.

(Photo of         WILLIAM M. BARNHARDT (66), CHAIRMAN OF THE BOARD, SOUTHERN
William M.        WEBBING MILLS, INC., Charlotte, North Carolina, a textile
Barnhardt         manufacturing firm. He is also Chairman of Barnhardt Elastic
appears here)     Corporation, a textile sales firm. At Southern Webbing Mills,
                  Inc., he was Chief Executive Officer until 1993 and President from 1974 until 1991. At Barnhardt Elastic Corpo
                  ration, he was Chief Executive Officer from 1990 to 1993. He has been a director of the Corporation since 1976 and is chairman of the audit committee. During 1994, Mr. Barnhardt attended all Board meetings and all meetings of the committee of the Board on which he served.
                                       4

(Photo of         THOMAS E. CAPPS (59), CHAIRMAN OF THE BOARD AND CHIEF
Thomas E. Capps   EXECUTIVE OFFICER, DOMINION RESOURCES, INC., an electric
appears here)     utility holding company, Richmond, Virginia. Mr. Capps served as President of Dominion Resources, Inc. from 1986 until
                  August 1994, has served as its Chief Executive Officer since
                  December 1992. He also served as its Chief Operating Officer from April 1989 to May 1990. He has also served as Chairman of the Board of Virginia Electric and Power Company, an electric utility, from December 1992 until August 1994, serving as its Vice Chairman prior to that time. He has been a director of the Corporation since 1993 and is a member of the audit committee. During 1994, Mr. Capps attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Dominion Resources, Inc. and Bassett Furniture Industries, Inc.

(Photo of         CHARLES W. COKER (61), CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
Charles W. Coker  SONOCO PRODUCTS COMPANY, Hartsville, South Carolina, a
appears here)     manufacturer of paper and plastic products. He has been a
                  director of the Corporation since 1969 and is chairman of the compensation, nominating and stock option committees and a member of the executive committee. During 1994, Mr. Coker attended all Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Sara Lee Corporation, Sonoco Products Company, Springs Industries, Inc. and Carolina Power and Light Company.

(Photo of         THOMAS G. COUSINS (63), CHAIRMAN AND PRESIDENT, COUSINS
Thomas G. Cousins PROPERTIES INCORPORATED, Atlanta, Georgia, a real estate
appears here)     development company. He has been a director of the Corporation since 1993 and is a member of the asset quality review
                  committee. During 1994, Mr. Cousins attended 6 out of 8 Board committee of the Board on which he served. He also serves as a director of Cousins Properties Incorporated and Shaw Industries, Inc.
                                       5

(Photo of Alan    ALAN T. DICKSON (63), CHAIRMAN, RUDDICK CORPORATION,
T. Dickson        Charlotte, North Carolina, a diversified holding company. Mr.
appears here)     Dickson served as President of Ruddick Corporation until
                  February 1994. He has been a director of the Corporation since
                  1969 and is a member of the executive and nominating committees. During 1994, Mr. Dickson attended 6 out of 8 Board meetings and 5 out of 7 meetings of committees of the Board on which he served. He also serves as a director of Ruddick Corporation, Bassett Furniture Industries, Inc., Lance, Inc. and Sonoco Products Company.

(Photo of W.      W. FRANK DOWD, JR. (68), CHAIRMAN OF THE EXECUTIVE COMMITTEE,
Frank Dowd, Jr.   CHARLOTTE PIPE & FOUNDRY COMPANY, Charlotte, North Carolina, a
appears here)     manufacturer of cast iron and plastic pipe and fittings. He has been a director of the Corporation since 1969 and is a member of the audit, compensation and stock option committees.
                  During 1994, Mr. Dowd attended all Board meetings and all meetings of committees of the Board on which he served.

(Photo of         A. L. ELLIS (89), SENIOR CHAIRMAN, NATIONSBANK OF FLORIDA,
A. L. Ellis       N.A., Tampa, Florida, a national bank. Mr. Ellis was the
appears here)     Chairman of the Board of Ellis Banking Corporation until it was merged with the Corporation in 1984. He has been a
                  director of the Corporation since 1984 and is a member of the executive committee. During 1994, Mr. Ellis attended 5 out of
                  8 Board meetings and 4 out of 7 meetings of the committee of the Board on which he served.
                                       6

(Photo of         PAUL FULTON (60), DEAN, KENAN-FLAGLER BUSINESS SCHOOL,
Paul Fulton       UNIVERSITY OF NORTH CAROLINA, Chapel Hill, North Carolina. Mr.
appears here)     Fulton has been in his present position since January 1994, and prior thereto was President of Sara Lee Corporation, a consumer goods company, until June 1993. He has been a member of the asset quality review committee. During 1994, Mr.
Fulton attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Bassett Furniture Industries, Inc., The Cato Corporation, Sonoco Products Company and Winston Hotels, Inc.

(Photo of L. L.   L. L. GELLERSTEDT, JR. (69), CHAIRMAN OF THE EXECUTIVE
Gellerstedt, Jr.  COMMITTEE, BEERS CONSTRUCTION COMPANY, Atlanta, Georgia,
appears here)     general contractor. Mr. Gellerstedt served as Chairman of The
                  Board of Beers Construction Company until June 1994 when he was named to his present position. He has been a director of the Corporation or one of its predecessors since 1971 and is a member of the compensation, executive and stock option committees. During 1994, Mr. Gellerstedt attended all Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Atlanta Gas Light Company, John H. Harland Company and Rock-Tenn Company.

(Photo of Timothy TIMOTHY L. GUZZLE (58), CHAIRMAN OF THE BOARD AND CHIEF
Guzzle appears    EXECUTIVE OFFICER, TECO ENERGY, INC., Tampa, Florida, an
here)             electric utility holding company. Mr. Guzzle served as
                  President of TECO Energy, Inc. from 1988 to July 1994, as its
                  Chief Executive Officer since 1989 and also was named its
                  Chairman of the Board in 1991. He has been a director of the
                  Corporation since 1992 and is a member of the audit committee.
During 1994, Mr. Guzzle attended 7 out of 8 Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of TECO Energy, Inc. and Tampa Electric Company.
                                       7

(Photo of E.      E. BRONSON INGRAM (63), CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
Bronson Ingram    INGRAM INDUSTRIES INC., Nashville, Tennessee, a diversified
appears here)     holding company. Mr. Ingram was elected Chairman of Ingram
                  Industries Inc. in December 1993 and prior to that time served as its President. He has been a director of the Corporation since 1993 and is a member of the asset quality review committee. During 1994, Mr. Ingram attended 7 out of 8 Board meetings and 7 out of 8 meetings of the committee of the Board on which he served. He also serves as a director of Ingram Industries Inc. and Weyerhaeuser Company and as President of the Board of Trust of Vanderbilt University.

(Photo of W. W.   W. W. JOHNSON (64), CHAIRMAN OF THE EXECUTIVE COMMITTEE,
Johnson           NATIONSBANK CORPORATION, Charlotte, North Carolina. Mr.
appears here)     Johnson served as Chairman of the Board and Chief Executive
                  Officer of Bankers Trust of South Carolina from 1980 until its merger with the Corporation in 1986. He has been a director of chairman of the executive committee. During 1994, Mr. Johnson attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Alltel Corporation, The Liberty Corporation and Duke Power Company.

(Photo of Hugh    HUGH L. MCCOLL, JR. (59), CHAIRMAN OF THE BOARD AND CHIEF
L. McColl, Jr.    EXECUTIVE OFFICER, NATIONSBANK CORPORATION, AND CHIEF
appears here)     EXECUTIVE OFFICER OF EACH OF ITS SUBSIDIARY BANKS, Charlotte,
                  North Carolina. Mr. McColl also served as Chairman of the
                  Board of the Corporation from 1983 until December 31, 1991 and was re-appointed Chairman on December 31, 1992. He has been a director of the Corporation since 1972 and is a member of the contributions, executive and nominating committees. During 1994, Mr. McColl attended all Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of CSX Corporation, Jefferson-Pilot Corporation, Ruddick Corporation and Sonoco Products Company.
                                       8

(Photo of         BUCK MICKEL (69), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
Buck Mickel       OFFICER, R.S.I. HOLDINGS INC., Greenville, South Carolina, a
appears here)     holding company of corporations involved in distribution and textiles. Mr. Mickel retired as Vice Chairman of the Board of Fluor Corporation, a heavy construction company, in 1987, having also served as its President. He has been a director of the Corporation or one of its predecessors since 1986 and is a member of the compensation and stock option committees. During 1994, Mr. Mickel attended 7 out of 8 Board meetings and 6 out 7 meetings of committees of the Board on which he served. He also serves as a director of Delta Woodside Industries, Inc., Duke Power Company, Emergent Group, Inc., Fluor Corporation, Insignia Financial Group, Inc., The Liberty Corporation, Monsanto Company, and R.S.I. Holdings Inc.

(Photo of John    JOHN J. MURPHY (63), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
J. Murphy         OFFICER, DRESSER INDUSTRIES, INC., Dallas, Texas, a supplier
appears here)     of engineered products and services utilized in energy-related activities. He also served as President of Dresser Industries, Inc. until April 1992. He has been a director of the Corporation since 1992 and is chairman of the asset quality review committee. During 1994, Mr. Murphy attended 7 out of 8
Board meetings and 7 out of 8 meetings of the committee of the Board on which he served. He also serves as a director of Dresser Industries, Inc., Kerr-McGee Corporation and PepsiCo, Inc.

(Photo of         JOHN C. SLANE (66), PRESIDENT, SLANE HOSIERY MILLS, INC., High
John C. Slane Point, North Carolina, a manufacturer of textile products. Mr. appears here) Slane has been a director of the Corporation since 1969 and is a member of the audit, compensation and stock option
                  committees. During 1994, Mr. Slane attended all Board meetings and all meetings of committees of the Board on which he
                  served.
                                       9

(Photo of         JOHN W. SNOW (55), CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
John W. Snow      EXECUTIVE OFFICER, CSX CORPORATION, Richmond, Virginia, a
appears here)     transportation company. Mr. Snow has served as President and
                  Chief Executive Officer of CSX Corporation since 1989 and also was named Chairman of the Board in 1991. He has been a director of the Corporation or one of its predecessors since
                  1983 and is a member of the audit committee. During 1994, Mr.
Snow attended 7 out of 8 Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of CSX Corporation, Bassett Furniture Industries, Inc., Textron Inc. and USX Corporation.

(Photo of         MEREDITH R. SPANGLER (57), TRUSTEE AND BOARD MEMBER, Chapel
Meredith R.       Hill, North Carolina. She is a director of C. D. Spangler
Spangler          Construction Company and is Chairman of the Board of the C. D.
appears here)     Spangler Foundation. She has served on the Wellesley College
                  Board of Trustees since 1989. She has been a director of the contributions committee and a member of the asset quality review committee. During 1994, Mrs. Spangler attended all Board meetings and all meetings of committees of the Board on which she served. She also serves as a director of Stone & Webster, Incorporated.

(Photo of Robert  ROBERT H. SPILMAN (67), CHAIRMAN OF THE BOARD AND CHIEF
H. Spilman        EXECUTIVE OFFICER, BASSETT FURNITURE INDUSTRIES, INC.,
appears here)     Bassett, Virginia, a furniture manufacturer. He has been a director of the Corporation since 1979 and is a member of the executive committee. During 1994, Mr. Spilman attended 7 out of 8 Board meetings and 6 out of 7 meetings of the committee of the Board on which he served. He also serves as a director of Bassett Furniture Industries, Inc., Dominion Resources, Inc., The Pittston Company, Trinova Corporation, Virginia Electric and Power Company and as Chairman of the Board of Jefferson-Pilot Corporation.
                                       10

(Photo of         RONALD TOWNSEND, (53), PRESIDENT/GANNETT TELEVISION, GANNETT
Ronald Townsend   COMPANY, INC., Arlington, Virginia, a communications company.
appears here)     He has been a director of the Corporation since 1993 and is a member of the compensation, contributions and stock option committees. During 1994, Mr. Townsend attended all Board committees of the Board on which he served. He also serves as a director of Alltel Corporation.

(Photo of Jackie  JACKIE M. WARD (56), PRESIDENT AND CHIEF EXECUTIVE OFFICER,
M. Ward           COMPUTER GENERATION INCORPORATED, Atlanta, Georgia, a computer
apepars here)     software company. She has been a director of the Corporation since April 1994 and is a member of the asset quality review committee. During 1994, Ms. Ward attended 5 out of 6 Board meetings and 4 out of 5 meetings of the committee of the Board on which she served. She also serves as a director of SCI
Systems, Inc. and Trigon Blue Cross Blue Shield.

(Photo of         MICHAEL WEINTRAUB (56), PRIVATE INVESTOR, Miami, Florida. Mr.
Michael Weintraub Weintraub was Vice Chairman of Pan American Banks Inc., which
appears here)     merged with the Corporation in 1985. He has been a director of the Corporation since 1986 and is a member of the audit and contributions committees. During 1994, Mr. Weintraub attended
                  7 out of 8 Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of
The Continental Corporation and IVAX Corporation.
                                       11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of December 31, 1994, the only classes of voting securities which the Corporation had issued and outstanding were the Common Stock and the ESOP Preferred Stock. As of such date, no persons were known to own beneficially 5% or more of the Common Stock, and all of the shares of ESOP Preferred Stock outstanding were held by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, as trustee of the ESOP Trust Agreement executed in connection with the Corporation's Retirement Savings Plan (the "Trustee"). See Note 2 below.
The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of December 31, 1994 by: (i) each director and nominee for director of the Corporation; (ii) each executive officer of the Corporation named in the Summary Compensation Table; and (iii) all directors and executive officers of the Corporation as a group.

                                              AMOUNT AND NATURE           PERCENT
NAME                                     OF BENEFICIAL OWNERSHIP (1)(2)   OF CLASS
Ronald W. Allen                                         1,108               (3)
William M. Barnhardt (4)                               30,156               (3)
Thomas M. Belk (5)                                     12,800               (3)
Thomas E. Capps (6)                                     1,655               (3)
R. Eugene Cartledge                                     1,000               (3)
Charles W. Coker (7)                                   46,000               (3)
Thomas G. Cousins                                      43,301               (3)
Alan T. Dickson (8)                                    56,528               (3)
W. Frank Dowd, Jr. (9)                                 16,343               (3)
A. L. Ellis (10)                                    6,292,340               2.28%
Fredric J. Figge, II                                   65,578               (3)
Paul Fulton (11)                                        1,504               (3)
L. L. Gellerstedt, Jr. (12)                            24,386               (3)
Timothy L . Guzzle                                      2,150               (3)
James H. Hance, Jr. (13)                               84,933               (3)
E. Bronson Ingram (14)                                 55,516               (3)
W. W. Johnson                                          61,782               (3)
Kenneth D. Lewis                                       59,835               (3)
Hugh L. McColl, Jr.                                   453,392               (3)
Buck Mickel (15)                                        5,000               (3)
John J. Murphy                                          1,000               (3)
John C. Slane (16)                                     32,648               (3)
John W. Snow (17)                                         809               (3)
Meredith R. Spangler (18)                           8,000,118               2.89%
Robert H. Spilman                                       3,806               (3)
William W. Sprague, Jr. (19)                           11,131               (3)

                                       12

James W. Thompson                                    107,089               (3)
Ronald Townsend                                          500               (3)
Jackie M. Ward                                           562               (3)
Michael Weintraub (20)                               795,753               (3)
All directors, nominees and executive
 officers as a group (31 persons) (21)            16,298,284               5.9%

 (1) All shares of Common Stock indicated in the above table are subject to the sole investment and voting power of the directors and corporate officers, except as otherwise set forth in the footnotes below.
 (2) As of December 31, 1994, none of the listed individuals owned shares of ESOP Preferred Stock, except Messrs. Ellis, Figge, Hance, Johnson, Lewis, McColl and Thompson. Mr. Ellis owned 35 shares and Messrs. Figge, Hance, Johnson, Lewis, McColl and Thompson each owned 81 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. As of December 31, 1994, no director, nominee for director or executive officer of the Corporation beneficially owned more than 1% of the outstanding shares of ESOP Preferred Stock. Such ESOP Preferred Stock is held of record by the Trustee. Subject to the terms and provisions of the trust, the Trustee has sole investment power with respect to all shares of ESOP Preferred Stock. It votes shares of ESOP Preferred Stock that have been allocated to individual accounts in accordance with the participants' instructions, and it votes allocated shares of ESOP Preferred Stock as to which no instructions are received together with unallocated shares in the same proportion as the shares for which voting instructions are received are voted.
 (3) Represents less than 1% of the outstanding shares of Common Stock.
 (4) Includes 7,795 shares of Common Stock over which Mr. Barnhardt shares voting and investment power but does not include 4,790 shares of Common Stock owned by his wife over which he disclaims beneficial ownership.
 (5) Includes 9,360 shares of Common Stock over which Mr. Belk shares voting and/or investment power.
 (6) Does not include 5,000 shares of Common Stock owned by a subsidiary of Dominion Resources, Inc. over which Mr. Capps disclaims beneficial interest.
 (7) Includes 40,200 shares of Common Stock owned by Mr. Coker's wife over which he shares voting and investment power.
 (8) Includes 53,545 shares of Common Stock over which Mr. Dickson shares voting and investment power.
 (9) Includes 3,032 shares of Common Stock held in a trust in which Mr. Dowd is a beneficiary and 996 shares of Common Stock owned by Mr. Dowd's wife over which he shares voting and investment power.
(10) Includes 20,000 shares of Common Stock owned by the Ellis Foundation, Inc. and 1,161,288 shares of Common Stock owned by Carlen Realty Company, a corporation which is 100% owned by Mr. Ellis and of which he also is an officer and director. He has sole voting and investment power for all such shares.
(11) Does not include 100 shares of Common Stock owned by Mr. Fulton's wife over which he disclaims beneficial ownership.
                                       13

(12) Includes 4,803 shares of Common Stock owned by Mr. Gellerstedt's wife and 966 shares of Common Stock owned by Beers Construction Company over which he shares voting and investment power.
(13) Includes 2,000 shares of Common Stock held jointly with Mr. Hance's wife over which he shares voting and investment power.
(14) Includes 31,527 shares of Common Stock held in a trust belonging to a family member over which Mr. Ingram is a co-trustee and 1,000 shares of Common Stock held by a foundation, over which he has shared voting and investment power, and over which he disclaims beneficial ownership.
(15) Does not include 200 shares of Common Stock owned by Mr. Mickel's wife over which he disclaims beneficial ownership.
(16) Includes 3,818 shares of Common Stock owned by Slane Hosiery Mills, Inc. over which Mr. Slane shares voting and investment power, but does not include 4,169 shares of Common Stock owned by Mr. Slane's wife over which he disclaims beneficial ownership.
(17) Mr. Snow shares voting and investment power over these shares of Common Stock.
(18) Includes 7,990,118 shares of Common Stock owned by Mrs. Spangler's husband, certain other family members for whom Mrs. Spangler's husband acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler's husband, over which Mrs. Spangler shares voting and investment power.
(19) Includes 1,491 shares of Common Stock owned by Mr. Sprague's wife over which he shares voting and investment power.
(20) Includes 668,277 shares of Common Stock held by certain family interests and trusts over which Mr. Weintraub shares voting and investment power but disclaims beneficial ownership.
(21) Of these 16,298,284 shares of Common Stock, such persons had sole voting and investment power over 7,467,626 shares of Common Stock and shared voting or investment power or both over 8,830,658 shares.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directors and executive officers of the Corporation are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Corporation's equity securities. To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, insiders of the Corporation complied with all filing requirements during the fiscal year ended December 31, 1994.
                                       14

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Corporation has the following standing committees to which directors are appointed: asset quality review, audit, compensation, contributions, executive, nominating and stock option.
The audit committee, currently consisting of eight directors who are not officers of the Corporation or of a subsidiary, reviews at least semi-annually the work of the audit and loan review staffs and requires reports covering such work to be prepared. The audit committee establishes the scope and detail of the continuous audit program which is conducted by the audit staff and the loan review staff to protect against improper and unsound practices and to furnish adequate protection to all assets and records. Subject to the approval of the Board and the shareholders, it engages a qualified firm of independent public accountants to conduct such audit work as is necessary and receives written reports, supplemented by such oral reports as it deems necessary from the audit firm. In addition, the General Auditor of the Corporation reports to the chairman of the audit committee on all matters relating to the Corporation. During 1994, the committee held four meetings.
The compensation committee, currently consisting of seven directors who are not officers of the Corporation or of a subsidiary, provides overall guidance to officer compensation programs, including salaries and other forms of compensation. The committee reviews the officer salary administration program as necessary, including salary grades and ranges, and salary surveys. It also reviews and approves salary changes, grade changes and promotions for executive officers and major benefit plans for employees. The joint recommendations of the compensation committee and the executive committee as to compensation of the Chief Executive Officer and any of the Corporation's directors who are also officers of the Corporation are subject to approval by the Board. During 1994, the committee held four meetings.
The nominating committee, currently consisting of four directors who are not officers of the Corporation or of a subsidiary and the Chief Executive Officer, reviews information assembled for the purposes of selecting candidates for nomination to membership on the Board. Following appropriate investigations, it ascertains the willingness of selected individuals to
                                       15
serve and extends, on behalf of the Board, invitations to become candidates. Its recommendations are presented to the Board at regularly scheduled meetings. The committee will also consider, at its regularly scheduled meetings, those recommendations by shareholders which are submitted, along with biographical and business experience information, to the Chief Executive Officer. During 1994, the committee held no meetings.
BOARD OF DIRECTORS' COMPENSATION
In 1994, compensation for each director who was not an officer of the Corporation or of a subsidiary included an annual retainer of $30,000 and an attendance fee of $1,200 for each meeting of the Corporation's Board or committee of the Board. During 1994, there were eight meetings of the Board. The aggregate amount of all payments by the Corporation to directors during 1994 was $1,111,200. In September 1994, the Corporation adopted a plan to permit directors of the Corporation, beginning in 1995, to defer all of their annual retainer and meeting fees until they leave the Board.
Effective as of January 1, 1985, the Corporation's Board adopted the NationsBank Corporation and Designated Subsidiaries Directors' Retirement Plan (the "Directors' Retirement Plan"). The Directors' Retirement Plan originally covered directors of the Corporation, NationsBank of North Carolina, N.A. and NationsBank of Florida, N.A. other than directors who were current or former employees of the Corporation or one of its subsidiaries. In September 1994, the Corporation amended the Directors' Retirement Plan to make ineligible persons who first become directors of NationsBank, N.A. (Carolinas) and NationsBank of Florida, N.A. after October 31, 1994. Directors are required to complete five years of service as a director in order to become eligible for benefits. A director who satisfies the service requirement becomes eligible for benefits on the date such director ceases to be a director for a reason other than death or attains age 65, whichever occurs later. The annual benefit paid to a former director under the Directors' Retirement Plan is equal to the annual retainer fee that was last paid to such director for services as a director. The benefit is paid in equal quarterly installments. Benefits are paid to a former director until the first to occur of the following: (i) receipt of payments for a period of time equal to such director's years of service as a director; (ii) receipt of payments for ten years;
                                       16
or (iii) the director's death. The cost of benefits under the Directors' Retirement Plan is paid from the general assets of the participating employers as such benefits become payable to former directors. In 1994, the cost of benefits accrued under the Directors' Retirement Plan for all eligible directors was $485,000, and $294,500 was paid to 21 retired directors.
                                       17

EXECUTIVE COMPENSATION
The following table sets forth the compensation paid to each named executive officer for services rendered to the Corporation and its subsidiaries during the periods indicated.
                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION          LONG TERM
                                                        OTHER     COMPENSATION
                                                       ANNUAL      RESTRICTED      ALL OTHER
        NAME AND                 SALARY      BONUS      COMP.     STOCK AWARDS    COMPENSATION
   PRINCIPAL POSITION     YEAR      $          $        $(1)          $(4)             $
Hugh L. McColl, Jr.       1994   900,000   2,100,000        --     10,725,000        203,298(5)
 Chairman & CEO,          1993   800,000   1,800,000        --              0        183,042
 NationsBank
 Corporation              1992   700,000   1,800,000    50,897(2)   4,350,000        205,180
James W. Thompson         1994   650,000   1,050,000        --              0         29,250(6)
 Vice Chairman,           1993   575,000     800,000        --              0         25,875
 NationsBank
 Corporation              1992   500,000     600,000        --      2,175,000          6,546
Kenneth D. Lewis          1994   650,000   1,100,000   193,210(3)           0         29,250(6)
 President, NationsBank   1993   550,000     800,000        --              0        112,250
 Corporation              1992   450,000     550,000        --      1,740,000        170,250
James H. Hance, Jr.       1994   650,000   1,050,000        --              0         29,250(6)
 Vice Chairman &          1993   525,000     800,000        --              0         23,625
 Chief Financial Officer  1992   400,000     550,000        --      2,175,000         18,000
 NationsBank Corporation
Fredric J. Figge, II      1994   550,000     850,000        --              0         24,750(6)
 Chairman, Corporate      1993   475,000     700,000        --              0         21,375
 Risk Policy
 NationsBank Corporation  1992   400,000     480,000        --      1,740,000         18,000

 (1) For 1994, 1993 and 1992, excludes perquisites and other personal benefits, securities or property which, in the aggregate, do not exceed $50,000 for each named executive officer.
 (2) Includes an auto allowance in the amount of $17,362 and tax preparation in the amount of $26,400.
 (3) Includes moving expenses in the amount of $177,004.
 (4) On June 22, 1994, the Corporation granted 200,000 shares of restricted stock to Mr. McColl with the value shown for 1994 based on the closing price of $53.625 per share on June 22, 1994. On January 22, 1992, the Corporation granted the following numbers of shares of restricted stock to the named executive officers: Mr. McColl -- 100,000 shares; Mr.
     Thompson -- 50,000 shares; Mr. Lewis -- 40,000 shares; Mr. Hance -- 50,000 shares; and Mr. Figge -- 40,000 shares. (Values shown for 1992 are based on the closing price of $43.50 per share on January 22, 1992). Shares of restricted stock vest in equal installments over 5 years beginning in 1993 for shares granted on January 22, 1992 and beginning in 1995 for shares granted on June 22, 1994, and each of the named executive officers has the right to receive dividends on these shares prior to vesting. As of December 31, 1994, the named executive officers held the following numbers of shares of restricted stock with the following values (based on the closing price of $45.125 per share on December 31, 1994): Mr. McColl -- 260,000 shares valued at $11,732,500; Mr. Thompson -- 30,000 shares valued at $1,353,750; Mr. Lewis -- 24,000 shares valued at $1,083,000; Mr. Hance -- 30,000 shares valued at $1,353,750; and Mr. Figge -- 24,000 shares valued at $1,083,000.
 (5) For 1994, consists of matching contributions by the Corporation under certain defined contribution plans in the amount of $40,500 and the value of
                                       18
     certain premiums paid by the Corporation under a split dollar life arrangement in the amount of $162,798.
 (6) For 1994, consists of matching contributions by the Corporation under certain defined contribution plans.
RETIREMENT PLANS
The following table shows the estimated annual pension benefits payable at normal retirement to a participant in certain of the Corporation's qualified and nonqualified defined benefit plans. (1)
                               PENSION PLAN TABLE

                                ANNUAL BENEFITS UPON RETIREMENT
                                WITH YEARS OF SERVICE INDICATED
                                                         15 YEARS
AVERAGE ANNUAL EARNINGS      5 YEARS      10 YEARS        OR MORE
      $   750,000           $ 150,000    $   300,000    $   450,000
        1,000,000             200,000        400,000        600,000
        1,250,000             250,000        500,000        750,000
        1,500,000             300,000        600,000        900,000
        1,750,000             350,000        700,000      1,050,000
        2,000,000             400,000        800,000      1,200,000
        2,250,000             450,000        900,000      1,350,000
        2,500,000             500,000      1,000,000      1,500,000
        2,750,000             550,000      1,100,000      1,650,000
        3,000,000             600,000      1,200,000      1,800,000
        3,250,000             650,000      1,300,000      1,950,000
        3,500,000             700,000      1,400,000      2,100,000

(1) The table sets forth the combined benefits payable under the NationsBank Pension Plan, the NationsBank Corporation and Designated Subsidiaries Supplemental Retirement Plan, the NationsBank Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan and Social Security. Messrs. McColl, Thompson, Lewis, Hance and Figge each participate in the three plans of the Corporation listed above.
A participant's "average annual earnings" means the average of the five highest years of the participant's salary and bonuses during his last ten years of employment. The "salary" and "bonuses" used to determine a participant's "average annual earnings" are the same as the salary and bonuses disclosed in the "Salary" and "Bonus" columns of the Summary Compensation Table. The table describes annual benefits payable in the form of a joint and 75% survivor annuity beginning at normal retirement. For purposes of the table, normal retirement means a participant's separation from service following either (1) attainment of age 62 or (2) attainment of age 60 with 20
                                       19
years of service. A person who retires before normal retirement may be entitled to reduced benefits under the plans depending on the participant's age and years of service. The Corporation has entered into an arrangement with Mr. Figge pursuant to which he would receive retirement benefits equal to 50% of his "average annual earnings" upon the completion of 11 years of service (payable as a joint and 50% survivor annuity) and 60% of "average annual earnings" upon the completion of 14 years of service (payable as a joint and 75% survivor annuity). As of December 31, 1994, Messrs. McColl, Thompson, Lewis, Hance and Figge had the following amounts of "average annual earnings" and completed years of service: Mr. McColl -- $2,320,000 and 35 years; Mr. Thompson -- $1,195,000 and 31 years; Mr. Lewis -- $1,110,000 and 25 years; Mr. Hance -- $1,115,000 and 7 years; and Mr. Figge -- $966,000 and 7 years.
DEFERRED COMPENSATION PLAN
Messrs. McColl, Thompson and Lewis also participate in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the "Deferred Compensation Plan") which was established by the Corporation as of November 1, 1985. Each of the named executives deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executives under the plan since 1989.
Under the Deferred Compensation Plan, a participant is returned his deferrals, along with interest, following the participant's termination of employment. The annual rate of interest depends on the participant's age and years of service at termination and will be approximately 13% (in the case of normal retirement or "special" early retirement), 11% (in the case of "regular" early retirement) or 8% (in the case of termination prior to "regular" early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62; "special" early retirement means termination of employment following attainment of age 55 with 20 years of service; and "regular" early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a
                                       20
participant who dies while in service receives a benefit equal to the participant's "regular" early retirement benefit (or the participant's "special" early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for "regular" early retirement may, in effect, receive a return on the participant's deferrals that is greater than an 11% annual rate. Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following a termination of employment prior to eligibility for "regular" early retirement.
BENEFIT SECURITY TRUST
The Corporation and certain of its subsidiaries have established a Benefit Security Trust (the "Trust") which is a "grantor trust" under Section 671 of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Trust is to provide participants in designated supplemental retirement plans sponsored by the Corporation, including generally all of the Corporation's nonqualified defined contribution and defined benefit plans, with greater assurances that the benefits to which such participants are entitled under the plans will be satisfied. The Corporation may in its discretion designate additional plans to be covered by the Trust. Contributions to the Trust are discretionary with the Corporation and its participating subsidiaries from time to time. In that regard, the Corporation has made cumulative contributions of $77.9 million to the Trust through December 31, 1994. Prior to a change of control of the Corporation, benefits are paid from the Trust only upon the direction of the Corporation. After a change of control of the Corporation, benefits are paid from the Trust to the extent such benefits are not paid by the Corporation or its subsidiaries. The assets of the Trust are subject to the claims of the creditors of the Corporation and its participating subsidiaries in the event of an "Event of Insolvency" (as such term is defined in the Trust). The market value of assets held in the Trust as of December 31, 1994 was $86.7 million.
                                       21

STOCK OPTIONS
No options or stock appreciation rights were awarded or exercised in 1994 with respect to any of the named executive officers. None of the named executive officers holds any options or stock appreciation rights.
TOTAL CUMULATIVE SHAREHOLDER RETURN FOR
FIVE-YEAR AND TEN-YEAR PERIODS ENDING
DECEMBER 31, 1994
The following graphs compare the yearly percentage change in the Corporation's cumulative total shareholders' return on the Common Stock with (i) Standard & Poor's 500 Index, and (ii) Standard & Poor's Major Regional Banks Index for the years ended 1990 to 1994, inclusive, and for the years ended 1985 to 1994, inclusive.

(Performance Graph appears here. Plot points are listed below.)

                            1989    1990      1991     1992    1993    1994
NationsBank                 100.00  52.01     96.04    125.86  124.03  118.86
S&P 500                     100.00  96.89     126.28   135.88  149.52  151.55
S&P Major Regional Banks    100.00  68.09     99.77    135.96  167.36  163.23

(Performance Graph appears here. Plot points are listed below.)


                            1984    1985      1986     1987    1988     1989     1990      1991     1992    1993    1994
NationsBank                 100.00  130.57    128.07   106.69  175.14   304.68   158.46    293.51   383.48  377.89  362.14
S&P 500                     100.00  131.64    156.15   164.24  191.33   251.77   243.93    317.93   342.12  376.45  361.56
S&P Major Regional Banks    100.00  120.28    123.68   99.85   126.07   154.00   110.06    196.71   250.40  265.18  251.25


The graphs assume an initial investment of $100 at the end of 1989 and 1984, respectively, and the reinvestment of all dividends during the periods indicated.
COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION
The compensation committee of the Board provides overall guidance to the Corporation's executive compensation programs. The committee, which is composed of seven outside directors named at the end of this report, meets quarterly to review the Corporation's compensation programs, including executive salary administration and incentive compensation plans. The committee makes recommendations jointly with the executive committee to the Board regarding the compensation of the Chief Executive Officer. The Chief Executive Officer does not participate in those discussions or in the making of such recommendations by the compensation and executive committees. The Board (other than the Chief Executive Officer) must approve all compensation actions regarding the Chief Executive Officer. During 1994, the Board approved all such actions which were recommended by the compensation and executive committees related to the compensation of the Chief Executive Officer.
                                       23

GENERAL EXECUTIVE COMPENSATION POLICIES
The Corporation's executive compensation policies have two primary goals: (1) to attract and retain the highest quality executive officers and (2) to reward those officers for superior corporate performance measured by the Corporation's financial results and strategic achievements.
The Corporation pays its executive officers three principal types of compensation: base salary, annual incentive compensation and long-term incentive compensation, each of which is more fully described below. Executive officers also participate in the Corporation's various qualified and certain non-qualified employee benefit plans designed to provide retirement income.
1. BASE SALARY. The relative levels of base salary for the named executive officers are designed to reflect each named executive officer's scope of responsibility and accountability within the Corporation. To determine the necessary amounts of base salary to attract and retain top quality management, the committee extensively reviews comparable salary and other compensation arrangements in effect at comparable competitor financial institutions. Such comparable competitor financial institutions include all of the banks listed in the Standard & Poor's Major Regional Banks Index used in the graphs on pages 22 and 23. In addition, the committee compares the group with the base salary data of the 35 largest United States bank holding companies. Based on such comparison, in 1994 the base salary levels of the named executive officers were not changed from the levels in effect since July 1, 1993. The amount of base salary paid during 1994 to the named executive officers generally is slightly above the median of the competitive range for the Chief Executive Officer and in the high end of the competitive range for the remaining named executive officers. However, when base salary data is adjusted to consider the size of the financial institution, the Chief Executive Officer's base salary is somewhat below the median of the competitive range while the other named executive officers' base salaries generally approximate the median of the competitive range as a group.
Over the last several years the Corporation's policy has been to place less emphasis on base salary and greater emphasis on variable, performance-related annual and long-term incentive
                                       24
compensation. The goal of this policy is to better align the interests of management with the interests of shareholders.
2. ANNUAL INCENTIVE COMPENSATION. The Corporation provides performance-related annual incentive compensation to its named executive officers under the shareholder-approved Executive Incentive Compensation Plan ("EIC Plan"). Amounts awarded under the EIC Plan are intended to constitute "performance-based compensation" under Section 162(m) of the Code ("Section 162(m)"). Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes "performance-based compensation" from this limit.
Under the EIC Plan, the compensation committee establishes a formula during the first quarter of each fiscal year for determining the amount of an incentive compensation pool and the allocation of that pool among the named executive officers. The formula is based on performance of the Corporation as measured by "return on average common shareholders' equity" ("ROE") for the fiscal year, which measures net income of the Corporation for the year as a percentage of average common shareholder's equity for the year. The committee establishes a base benchmark ROE for the year below which no awards will be made. The formula then provides for increasing amounts of awards for levels of ROE above the base benchmark. No award may be made under the EIC Plan for a year to a named executive officer in excess of $2.7 million. For 1994, ROE was 16.1%. This exceeded the base benchmark ROE established by the committee, and under the EIC Plan's award formula amounts were paid and are included in the summary compensation table.
During 1994, the Corporation achieved a number of strategic goals, including the acquisitions of Rock Hill National Bank, Consolidated Bank, N.A., Corpus Christi National Bank and Cypress Financial Corporation and the consolidation of the Maryland and Washington, D.C. banking operations, which the committee believes should be considered for compensation purposes. Because the EIC Plan rewards performance based only on ROE, the committee believes that the EIC Plan did not fully reward those named executive officers who had significant responsibilities in achieving these and other strategic goals. The committee therefore made a special payment outside of the EIC Plan to certain of the named executive
                                       25
officers, including the Chief Executive Officer as described below, in the aggregate amount of $700,000.
3. LONG-TERM INCENTIVE COMPENSATION. The compensation committee believes that stock ownership is the best way to align the interests of the executive officers with those of the Corporation's shareholders. To that end, executive officers may be awarded restricted stock under the Corporation's 1986 Restricted Stock Award Plan (the "Restricted Stock Plan").
The Restricted Stock Plan, which has been previously approved by the shareholders, contains a formula which establishes the number of shares available for award each fiscal year. Subject to certain adjustments to take into account options awarded in prior years under the Corporation's 1978 Key Employee Stock Option Plan, 0.5% of the total shares of Common Stock outstanding on the first day of each calendar year during which the Restricted Stock Plan is in effect become available for granting awards in such year. All shares available for granting awards in any year that are not used and shares allocated to awards that are canceled or forfeited are also available for use in subsequent years. On January 1, 1994 there was a total of 2,529,434 shares of Common Stock available for award under the Restricted Stock Plan.
The Restricted Stock Plan is administered by the stock option committee of the Corporation, which during 1994 consisted of all of the members of the compensation committee. The stock option committee, upon recommendation by executive management, determines whether, to whom and in what amounts awards are to be made under the Restricted Stock Plan. The Board acts on the recommendations of the compensation and executive committees regarding proposed awards under the Restricted Stock Plan to the Chief Executive Officer.
Awards are intended to serve as compensation over a period of several years and are therefore generally not made every year. Also, in order to provide additional incentives for a participant to remain in service with the Corporation, an award vests in the participant in five equal annual installments beginning on the first day of the calendar year following the award.
Other than the award to Mr. McColl described below, no awards under the Restricted Stock Plan were made to the executive officers during 1994.
                                       26

During 1994, the Corporation adopted, subject to shareholder approval, the "NationsBank Corporation Key Employee Stock Plan," which would replace the Restricted Stock Plan effective January 1, 1995. See page 32 for a description of this plan. One of the intended results of adopting the Key Employee Stock Plan would be to provide for types of long-term incentive awards, such as stock options and performance shares, that would qualify as "performance-based compensation" under Section 162(m). Restricted stock awards under the Restricted Stock Plan generally do not qualify for such treatment. However, awards made under the Restricted Stock Plan prior to February 17, 1993 are not subject to the limitations of Section 162(m).
4. COMPENSATION POLICIES FOR OTHER EXECUTIVE OFFICERS. The Corporation currently has one executive officer who is not a named executive officer. Such executive officer's base salary and annual incentive compensation are determined by the management compensation committee, which, in 1994, was comprised of the named executive officers and one other senior officer. The management compensation committee establishes such executive officer's base salary using the same executive compensation surveys described above which are employed by the compensation committee to set base salary levels for the named executive officers.
This executive officer's annual incentive compensation is determined pursuant to the Corporation's Corporate Management Incentive Plan, which applies to the senior officers of the Corporation other than the named executive officers. Each year, the management compensation committee reviews the performance of the participating executive officer, taking into account financial performance of the Corporation, achievement of strategic goals and the officer's individual contributions in achieving corporate goals, with no specified weight being given to any factor. Based on such review, the executive officer may be allocated a portion of any incentive pool for the year.
1994 COMPENSATION FOR MR. MCCOLL
The general policies described above for the compensation of executive officers also apply to the compensation recommendations made by the compensation and executive committees and approved by the Board of Directors (other than
                                       27

Mr. McColl) with respect to the 1994 compensation for Mr. McColl as the Corporation's Chief Executive Officer.
As discussed above, in 1994 no change was made to Mr. McColl's annualized rate of base salary from the rate in effect since July 1, 1993.
Mr. McColl received an award of $1.9 million under the EIC Plan formula in effect for 1994 as a result of the level of ROE attained by the Corporation for 1994. In addition, the committee believes that Mr. McColl provided the critical leadership role which enabled the Corporation to achieve a number of its strategic goals for 1994 described above. To recognize this performance which the committee believes is not reflected by the ROE-based formula under the EIC Plan, the committee made a special payment to Mr. McColl outside of the EIC Plan in the amount of $200,000.
In 1994, the stock option committee awarded Mr. McColl 200,000 shares of restricted stock under the Restricted Stock Plan that vest in equal installments over the period from 1995 through 1999. The committee made this award on two equally important bases: First, the award recognizes Mr. McColl's outstanding contributions over the last decade in leading the Corporation to become one of the largest, most diversified and most successful financial services corporations in the country; and second, the recent passage of the Riegle/Neal Interstate Banking and Branching Efficiency Act marks the beginning of a number of fundamental structural changes that the committee believes will radically transform the way banks do business in our nation over the next several years. The committee recognized Mr. McColl's leadership in changing the nature of banking in the United States. The committee believes that Mr. McColl's continued leadership during this critical period of change will be invaluable to the Corporation and that the award will provide Mr. McColl a significant incentive to continue his leadership role during this period.
                                       28

SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE CORPORATION'S BOARD OF DIRECTORS:
Ronald W. Allen
Charles W. Coker
W. Frank Dowd, Jr.
L. L. Gellerstedt, Jr.
Buck Mickel
John C. Slane
Ronald Townsend
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Messrs. Allen, Coker, Dowd, Gellerstedt, Mickel, Slane and Townsend served as members of the Corporation's compensation committee during 1994. In addition, Mr. McColl served as a member of the committee until resigning from the committee on January 24, 1994. He is the only executive officer of the Corporation who served on the committee during 1994, although the committee took no action in 1994 prior to his resignation. Mr. McColl serves as a director of Sonoco Products Company, a corporation of which Mr. Coker, chairman of the compensation committee, is Chairman and Chief Executive Officer.
NationsBank, N.A. (Carolinas) entered into a construction contract in 1993 with Shelco, Inc. to construct a 400,000 square foot office facility in Guilford County, North Carolina. The facility, which is owned by NationsBank, N.A. (Carolinas) was completed in 1994, and approximately $14,700,000 was paid to Shelco in 1994 under this contract. Hugh L. McColl, III, son of Hugh L. McColl, Jr., Chairman of the Board and Chief Executive Officer of the Corporation, is the Chief Executive Officer of Shelco, Inc. Neither Mr. McColl nor his son had any participation in the negotiation or arrangement of this contract. In the opinion of management of NationsBank, N. A. (Carolinas), the amount paid to Shelco is not higher than that which would be paid to an unrelated party rendering similar services.
CERTAIN TRANSACTIONS
A number of the Corporation's directors and executive officers and certain business organizations and individuals associated with them have been customers of the Corporation's various banking subsidiaries. All extensions of credit to the foregoing persons have been made in the ordinary course of business on
                                       29
substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than normal risk of collectibility or present other unfavorable features.
NationsBank, N.A. has entered into agreements with Goodman Segar Hogan Hoffler ("Goodman Segar"), a majority owned indirect subsidiary of Dominion Resources, Inc., of which Mr. Thomas E. Capps is Chairman and Chief Executive Officer, for the leasing of three Norfolk buildings and parking facilities -- NationsBank Center, Two Commercial Place and Norfolk Southern Tower -- and for a variety of property management services. In 1994, fees paid to Goodman Segar were approximately $159,000. In the opinion of management of NationsBank, N.A., the amount paid for such services is not higher than that which would be paid to an unrelated party rendering similar services.
NationsBank of Florida, N.A. ("NationsBank Florida") leases space for a banking office in Tarpon Springs, Florida from a company in which Mr. A. L. Ellis is a general partner. The annual rental for the space is approximately $30,000. The rental paid is at a rate no more or less favorable, in the opinion of management of NationsBank Florida, than that which an unaffiliated company would be required to pay for similar space. NationsBank Florida also has an easement agreement with a company controlled by Mr. Ellis for access and egress to a private road in a shopping center which is adjacent to the bank's branch located in South Winter Haven, Florida. The annual payment under the easement agreement is approximately $13,000.
NationsBank Florida leases space for its Miami main office from Intercontinental Bank, of which Mr. Michael Weintraub is a shareholder. The annual rental paid for the space, which is approximately 150,000 square feet, is approximately $1,600,000. The rental paid is at a rate no more or less favorable, in the opinion of management of NationsBank Florida, than that which an unaffiliated company would be required to pay for similar space.
Cousins Properties Incorporated ("CPI"), of which Mr. Thomas G. Cousins is Chairman and President, entered into a ground lease with the Corporation for a banking center at North Point, Alpharetta, Georgia. The lease commenced in October 1992
                                       30
with annual rental payments to CPI of approximately $63,000 per year. The rental paid is at a rate no more or less favorable, in the opinion of management of the Corporation, than that which an unaffiliated company would be required to pay for similiar space.
NationsBank Corporation leases space for its Atlanta headquarters in NationsBank Plaza from CSC, which is a joint venture partnership between C&S Premises, Inc. and CPI which is the managing partner of the joint venture. The annual rental paid for the space, which is approximately 566,294 square feet, is approximately $14,200,000. The rental paid is at a rate no more or less favorable, in the opinion of management of the Corporation, than that which an unaffiliated company would be required to pay for similar space.
CSC also has entered into an agreement with CPI for the management of NationsBank Plaza. In 1994, fees paid for building management were approximately $250,000. In the opinion of management of the Corporation, the amount paid to CSC for such services is not higher than that which would be paid to an unrelated party rendering similar services.
In March 1984, the Ellis Banking Corporation, of which Mr. A. L. Ellis was Chairman of the Board, merged into a subsidiary of the Corporation. As a result of that merger, Mr. Ellis entered into a ten-year employment agreement with NationsBank Florida whereby he assists NationsBank Florida in operating and expanding its business in Florida and receives in return $1.00 per year, an office and secretary, reimbursement of his business expenses and an automobile and driver. In addition the Corporation continues Mr. Ellis's annual salary of $333,200, along with employee benefits, for an indefinite period so long as he chooses to be employed. In 1994, he received compensation and fees of $620,431 from the Corporation and its subsidiaries.
The Corporation and various of its subsidiaries purchase business forms and supplies from Jordan Graphics, Inc., a subsidiary of Ruddick Corporation of which Mr. Alan T. Dickson is Chairman. In 1994, purchases from Jordan Graphics amounted to approximately $405,700, which were at rates competitive with those charged by other suppliers of those products.
                                       31

Certain additional transactions with the Corporation's directors are described above under the caption "Compensation Committee Interlocks and Insider Participation."
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
The Board, upon the recommendation of the audit committee, has approved the selection of the firm of Price Waterhouse LLP as independent accountants to audit the books of the Corporation and its subsidiaries for the current year, to report on the consolidated statement of financial position and related statement of earnings of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the shareholders vote in favor of ratifying and approving the selection of Price Waterhouse LLP for the purposes set forth above. The Corporation has been advised by Price Waterhouse LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Corporation and its subsidiaries during 1994.
Representatives of Price Waterhouse LLP are expected to be present at the shareholders' meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.
Should the shareholders vote negatively, the Board will consider a change in auditors for the next year.
THE BOARD RECOMMENDS A VOTE "FOR" RATIFYING THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE BOOKS OF THE CORPORATION AND ITS SUBSIDIARIES FOR THE CURRENT YEAR.
APPROVAL OF PROPOSED KEY EMPLOYEE STOCK PLAN
The Board has adopted, subject to shareholder approval, the NationsBank Corporation Key Employee Stock Plan (the "Stock Plan"). The Stock Plan reserves that number of shares of Common Stock set forth under "Number of Shares" below for issuance to certain key employees of the Corporation in the form of stock options, stock appreciation rights ("SARs"), restricted stock and performance shares.
                                       32

BACKGROUND AND PURPOSE
As described in the Compensation Committee and Stock Option Committee Report on Executive Compensation, one of the fundamental components of compensation for the Corporation's key employees is long-term incentive compensation. For a number of years, such long-term incentive compensation has been provided through shares of restricted stock issued under the Restricted Stock Plan. Under the Restricted Stock Plan, the stock option committee awards restricted stock from time to time to certain selected key employees of the Corporation, and such awards vest over a period of years.
The Corporation intends its long-term incentive plans to (i) attract and retain key executive and managerial employees, (ii) motivate such employees by means of growth-related incentives, (iii) provide incentive compensation opportunities that are competitive with those of other major corporations and (iv) further align the interests of such employees with the shareholders of the Corporation. The Board of Directors believes that the Stock Plan should be adopted to replace the Restricted Stock Plan because it would provide a better means for achieving these goals. The Stock Plan would provide the Corporation with greater flexibility in designing long-term incentive compensation awards, including providing the Corporation with a means of making awards that are conditioned on satisfying certain performance criteria. This would allow the Corporation to make long-term incentive compensation a more significant aspect of a key employee's overall compensation package. In addition, awards of restricted stock under the Restricted Stock Plan would not constitute "qualified performance-based compensation" under Section 162(m), and would therefore be subject to the deductibility limit that Section 162(m) imposes on compensation paid to certain executive officers in excess of $1.0 million. The Stock Plan, on the other hand, is designed to provide for several types of awards, including
(i) stock options with a fair market value exercise price at the date of grant and (ii) restricted stock or performance shares that are conditioned on the satisfaction of certain performance criteria, all of which are intended to constitute "qualified performance-based compensation" under Section 162(m) that would be exempt from its deductibility limits.
If the Stock Plan is adopted by the shareholders of the Corporation, it would replace the Restricted Stock Plan. No further
                                       33
awards would be made under the Restricted Stock Plan, and as described below, the shares reserved for issuance under the Restricted Stock Plan that have not been used would be available for issuance of awards under the Stock Plan. The following is a summary of the material terms of the Stock Plan as proposed. NUMBER OF SHARES
The number of shares available for issuance under the Stock Plan would be 0.75% of the outstanding shares of Common Stock as of the first business day of each calendar year beginning with calendar year 1995 and continuing through calendar year 2004. In addition, the Restricted Stock Plan would be terminated effective January 31, 1995, and the number of shares available for issuance under the Restricted Stock Plan as of that date would become available for issuance under the Stock Plan. Based on the foregoing formula and the addition of the shares that remain available for issuance under the Restricted Stock Plan, there will be approximately 5,685,000 shares of Common Stock available for issuance under the Stock Plan in calendar year 1995. All shares available for granting awards in any year that are not used, as well as shares allocated to awards under both the Stock Plan and the Restricted Stock Plan that are canceled or forfeited, would be available for use in subsequent years.
ADMINISTRATION
The Stock Plan would be administered by the stock option committee of the Board (the "Committee"). It is intended that the Committee would at all times be made up of "disinterested persons" within the meaning of Rule 16b-3 promulgated under
Section 16(b) of the Exchange Act and that all of its members would be "outside directors" within the meaning of Section 162(m). Under the Stock Plan, the Committee would (i) select the key employees to receive awards from time to time, (ii) make awards in such amounts as it determines, (iii) impose such limitations, restrictions and conditions upon awards as it deems appropriate,
(iv) establish performance targets and allocation formulas for awards of restricted stock or performance shares intended to be "qualified performance-based compensation" under Section 162(m), (v) certify the attainment of performance goals, if applicable, as required by Section 162(m), (vi) interpret the Stock Plan and adopt, amend and rescind
                                       34
administrative guidelines and other rules and regulations relating to the Stock Plan, (vii) correct any defect or omission or reconcile any inconsistency in the Stock Plan or any award granted thereunder and (viii) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Stock Plan. The Committee would also have the authority to accelerate the vesting and/or waive any restrictions of any outstanding awards. No awards would be made under the Stock Plan after December 31, 2004. In no event may an individual receive awards under the Stock Plan for a given calendar year covering in excess of 250,000 shares.
ELIGIBILITY
Only "key employees" of the Corporation may participate in the Stock Plan. "Key employees" are those employees of the Corporation who occupy managerial or other important positions and who have made significant contributions to the business of the Corporation, as determined by the Committee, including persons employed outside the United States. Approximately 10,000 employees are expected to be eligible to participate. The Committee, in its discretion, will select the award recipients.
AWARDS OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
The Stock Plan provides for the grant of options to purchase shares of Common Stock at option prices which are not less than the fair market value of shares of Common Stock at the close of business on the date of grant. (The fair market value of the Common Stock as of March 15, 1995 was $50.00.) The Stock Plan also provides for the grant of SARs (either in tandem with stock options or freestanding), which entitle holders upon exercise to receive either cash or shares of Common Stock or a combination thereof, as the Committee in its discretion shall determine, with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (ii) fair market value of such shares on the date of grant (or, if different, the exercise price of the related option in the case of a tandem SAR).
                                       35

Awards of options under the Stock Plan, which may be either incentive stock options (which qualify for special tax treatment) or non-qualified stock options, are determined by the Committee. The terms and conditions of each option and of any SAR are to be determined by the Committee at the time of grant.
Exercise of an option (or an SAR) will result in the cancellation of any related SAR (or option) to the extent of the number of shares in respect of which such option or SAR has been exercised. Options and SARs granted under the Stock Plan will expire not more than 10 years from the date of grant, and the option agreements entered into with the optionees will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the optionee's death, disability or termination of employment. Payment for shares issuable pursuant to the exercise of an option may be made either in cash or by tendering shares of Common Stock with a fair market value at the date of the exercise equal to the portion of the exercise price which is not paid in cash.
AWARDS OF RESTRICTED STOCK AND PERFORMANCE SHARES
The Stock Plan provides for the issuance of shares of restricted stock to such key employees and on such terms and conditions as determined from time to time by the Committee. The restricted stock award agreement with the participant will set forth the terms of the award, including the applicable restrictions. Such restrictions may include the continued service of the participant with the Corporation, the attainment of specified performance goals or any other conditions deemed appropriate by the Committee.
The stock certificates evidencing the restricted stock will bear an appropriate legend and will be held in the custody of the Corporation until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate shares of restricted stock until the applicable restrictions have been satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant. During the period of restriction, the participant may exercise full voting rights with respect to the restricted stock. The participant will also be credited with dividends with
                                       36
respect to the restricted stock. Such dividends may be payable currently or may be subject to additional restrictions as determined by the Committee and set forth in the award agreement.
In addition to restricted stock, the Committee may award performance shares to selected key employees. The value of a performance share will equal the fair market value of a share of Common Stock. The Stock Plan provides that the number of performance shares granted and/or the vesting of granted performance shares can be contingent on the attainment of certain performance goals or other conditions over a period of time (called the "performance period"), all as determined by the Committee and evidenced by an award agreement. During the performance period, the Committee would determine what number (if any) of performance shares have been earned. Earned performance shares may be paid in cash, shares of common stock or a combination thereof having an aggregate fair market value equal to the value of the earned performance shares as of the payment date. Common Stock used to pay earned performance shares may have additional restrictions as determined by the Committee. In addition, the Committee may cancel any earned performance shares and replace them with stock options determined by the Committee to be of equivalent value based on a conversion formula specified in the participant's performance share award agreement. Earned but unpaid performance shares may have dividend equivalents rights as determined by the Committee and evidenced in the award agreement.
SECTION 162(M)
Because stock options and SARs granted under the Stock Plan must have an exercise price equal at least to fair market value at the date of grant, compensation from the exercise of stock options and SARs should be treated as "qualified performance-based compensation" for Section 162(m) purposes.
In addition, the Stock Plan authorizes the Committee to make awards of restricted stock or performance shares that are conditioned on the satisfaction of certain performance criteria. For such awards intended to result in "qualified performance-based compensation," the Committee will establish prior to or within 90 days after the start of the applicable performance period the applicable performance conditions. The Committee may select from the following performance measures for such
                                       37
purpose: (i) return on average common shareholders' equity of the Corporation,
(ii) return on average assets of the Corporation, (iii) net income of the Corporation, (iv) earnings per common share of the Corporation or (v) total shareholder return of the Corporation. The performance conditions will be stated in the form of an objective, nondiscretionary formula, and the Committee will certify in writing the attainment of such performance conditions prior to any payout with respect to such awards. The Committee in its discretion may adjust downward any such award, even if the performance objective is achieved. WITHHOLDING FOR PAYMENT OF TAXES
The Stock Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The Stock Plan permits a participant to satisfy such requirement, with the approval of the Committee and subject to the terms of the Stock Plan, by having the Corporation withhold from the participant a number of shares of Common Stock otherwise issuable under the award having a fair market value equal to the amount of the applicable payroll and withholding taxes.
CHANGES IN CAPITALIZATION AND SIMILAR CHANGES
In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of Common Stock with respect to which awards may be made under the Stock Plan, and the terms, types of shares and number of shares of any outstanding awards under the Stock Plan may be equitably adjusted by the Committee in its discretion to preserve the benefit of the award for the Corporation and the participant.
CHANGE IN CONTROL
The Stock Plan provides that in the event of a change in control of the Corporation, all options and SARs will be fully exercisable as of the date of the change in control and shall remain exercisable through their full term. Outstanding awards of restricted stock and performance shares will become immediately vested, and any applicable performance conditions shall
                                       38
be deemed satisfied (at the target performance condition, if applicable) as of the date of the change in control.
AMENDMENT AND TERMINATION OF THE STOCK PLAN
The Board of Directors will have the power to amend, modify or terminate the Stock Plan on a prospective basis. Shareholder approval will be obtained for any change to the material terms of the Stock Plan to the extent required by Section 16(b) under the Exchange Act or Section 162(m).
FEDERAL INCOME TAX TREATMENT
INCENTIVE STOCK OPTIONS. Incentive stock options ("ISOs") granted under the Stock Plan will be subject to the applicable provisions of the Code, including Code Section 422. If shares of Common Stock are issued to an optionee upon the exercise of an ISO, and if no "disqualifying disposition" of such shares is made by such optionee within one year after the exercise of the ISO or within two years after the date the ISO was granted, then (i) no income will be recognized by the optionee at the time of the grant of the ISO, (ii) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise,
(iii) upon sale of the shares acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a long-term capital gain and any loss sustained will be a long-term capital loss, and (iv) no deduction will be allowed to the Corporation for federal income tax purposes. If a "disqualifying disposition" of such shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the "bargain purchase element") and the Corporation will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a "disqualifying disposition" will be taxable as capital gain to the holder (for which the Corporation will not be entitled a federal income tax deduction). Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.
NONQUALIFIED STOCK OPTIONS. With respect to nonqualified stock options ("NQSOs") granted to optionees under the Stock Plan, (i) no income is realized by the optionee at the time the NQSO is granted, (ii) at exercise, ordinary income is realized
                                       39
by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Corporation receives a tax deduction for the same amount, and (iii) on disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year.
RESTRICTED STOCK. Upon becoming entitled to receive shares at the end of the applicable restriction period without a forfeiture, the recipient has ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who elects under Code Section 83(b) within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restriction period expires. However, if the recipient timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. The Corporation generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.
PERFORMANCE SHARES. A participant who is awarded performance shares will not recognize income and the Corporation will not be allowed a deduction at the time the award is made. When a participant receives payment for performance shares in cash or shares of Common Stock, the amount of the cash and the fair market value of the shares received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Corporation. However, if there is a substantial risk that any shares used to pay out earned performance shares will be forfeited (for example,
                                       40
because the Committee conditions such shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses. In this case, the participant can elect to make a Code Section 83(b) election as previously described. The Corporation can take the deduction at the time the income is recognized by the participant.
THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE STOCK PLAN.
SHAREHOLDER PROPOSALS
RURAL COMMUNITY REINVESTMENT
The Corporation has received a proposal from the Sinsinawa Dominicans, Inc., Sinsinawa, Wisconsin 53824, who beneficially own 3,500 shares of Common Stock of the Corporation, which notes their intention to present the following resolution at the Annual Meeting:
WHEREAS, the Community Reinvestment Act is a 1977 federal law which says that banks and savings institutions have a continuing and affirmative obligation to serve the public and help meet local credit needs; and
WHEREAS, this broad mandate includes the credit needs of family farmers and other rural residents; and
WHEREAS, the CRA has been used mostly by community groups in urban areas to address lending policies related to housing loans; and
WHEREAS, there is a growing awareness among members of the general public that CRA is directly relevant and applicable to rural areas and the lending policies and practices of banks serving these communities; and
WHEREAS, this increased awareness is manifested in the day-to-day efforts of rural-based groups in Iowa, Wisconsin, Minnesota, Nebraska, Missouri, Arkansas and other states;
BE IT RESOLVED: The shareholders request that the Board of Directors report to all the shareholders within one year of this year's annual meeting regarding specific steps and actions taken during the preceding FY to address the credit needs of small and mid-sized family farms (owning less than 400 acres) and rural (areas having population less than 50,000) small business enterprises. Thereafter, this information shall be provided
                                       41
annually. Reports should be prepared at a cost deemed reasonable and omit proprietary information.
SUPPORTING STATEMENT
Disclosing information on lending activities is an appropriate and cost-effective way for banks to identify the various steps they are taking to serve community credit needs.
Banks in urban areas are required by law under the Home Mortgage Disclosure Act to provide detailed information on home lending activities in low and moderate income neighborhoods. There is no similar law which requires banks doing business in rural areas to disclose specific facts and figures about their local lending patterns related to small and mid-sized family farms and small business enterprises.
Therefore, we call upon NationsBank to provide the above-described information on a voluntary and annual basis.
MANAGEMENT'S STATEMENT
Rural and farm communities are an integral part of the communities in which NationsBank does business. As such, NationsBank's community investment commitment and programs apply equally to rural and urban areas.
In the Community and Reinvestment Act files, available in each NationsBank branch, information on community lending is already being provided to the public. In addition, NationsBank fully complies with such regulatory reporting requirements as the Home Mortgage Disclosure Act (HMDA). HMDA reports make public detailed information on home mortgage lending. Home mortgages made in rural and farm areas are a part of these reports.
Management believes that such information as requested by the shareholder resolution is already available through various public bank files and other public records. Therefore, an additional report as requested would be redundant and an unnecessary expense to NationsBank shareholders.
THE BOARD RECOMMENDS A VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL.
                                       42

PROPOSALS FOR 1996 ANNUAL MEETING OF SHAREHOLDERS
Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Corporation no later than the close of business on November 29, 1995 if such proposal is to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
OTHER MATTERS
The Board is not aware of any other matters which may be presented for action at the meeting, but if other matters do properly come before the meeting, it is intended that shares of Common Stock and ESOP Preferred Stock represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.
You are cordially invited to attend this year's meeting. However, whether you plan to attend the meeting or not, you are respectfully urged to sign and return the enclosed proxy, which may be revoked if you are present at the meeting and so request.
                            (Signature of Hugh L. McColl, Jr. appears here)
                            HUGH L. MCCOLL, JR.
                                  CHAIRMAN OF THE BOARD AND
March 27, 1995                    CHIEF EXECUTIVE OFFICER
                                       43

NationsBank

Notice of Annual Meeting
and Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 1995

******************************************************************************

                          APPENDIX

P                   NationsBank Corporation
R    This Proxy is solicited on behalf of the Board of Directors
O           ANNUAL MEETING OF SHAREHOLDERS, APRIL 26, 1995
X     The undersigned shareholder of NationsBank Corporation hereby appoints
Y  Douglas Cruickshanks, Jr., A. Ransone Hartz, and C. Lee Wilkinson, Jr.
   or any of them acting by majority or acting singly in the absence of the others, attorneys and proxies, with full power of substitution, to represent the undersigned and vote all of the shares of Common Stock of NationsBank Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held in the James River Ballroom of the Omni Richmond Hotel, 100 South 12th Street, Richmond, Virginia, on Wednesday, April 26, 1995, at 11:00 A.M. (local time) or any adjournment(s) thereof:


             THIS PROXY IS CONTINUED ON THE REVERSE SIDE
           PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY
               IN THE ENCLOSED POSTAGE-PAID ENVELOPE

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares of Common Stock will be voted "FOR" all nominees in item 1, "FOR" Proposals 2 and 3 and "AGAINST" Proposal 4.

[X] Please mark                COMMON          DIVIDEND REINVESTMENT
your votes
as this

The Board of Directors Recommends a Vote "FOR all nominees" in Item 1 and "FOR" Proposals 2 and 3.

1. Election of the following nominees as Directors: R. Allen, W. Barnhardt,
T. Capps, C. Coker, T. Cousins, A. Dickson, W. Dowd, Jr., A. Ellis, P. Fulton,
L. Gellerstedt, Jr., T. Guzzle, E. Ingram, W. Johnson, H. McColl, Jr.,
B. Mickel, J. Murphy, J. Slane, J. Snow, M. Spangler, R. Spilman, R. Townsend,
J. Ward, M. Weintraub

To withhold authority to vote for any individual nominee,
write that nominee's name on the line provided below.
                                                                  WITHHELD
                                                       FOR        FOR ALL
                                                       [ ]          [ ]
                          FOR   AGAINST   ABSTAIN
2. Approval of Auditors   [ ]     [ ]       [ ]
                              FOR   AGAINST   ABSTAIN
3. Adoption of Key Employee   [ ]     [ ]       [ ]
Stock Plan

The Board of Directors Recommends a Vote "AGAINST" Proposal 4.

                                     FOR   AGAINST   ABSTAIN
4. Shareholder Proposal Concerning   [ ]     [ ]      [ ]
Rural Credit Reporting

                                                    I PLAN TO ATTEND THE   [ ]
                                                     ANNUAL MEETING

                           The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof.
                           This Proxy must be signed as name(s) appears hereon. If shares are held jointly, each shareholder named should sign.

                           Dated this                 day of             , 1995
                           Signature
                           Signature

Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.

April 13, 1995
DEAR SHAREHOLDER:
On March 27, 1995, we mailed to you a notice of the Annual Meeting of Shareholders which will be held on Wednesday, April 26, 1995, a proxy card and a proxy statement discussing the proposals which will be presented for shareholders' consideration.
Since we have not yet received your proxy, we are taking the liberty of enclosing a duplicate of the NationsBank Corporation proxy card, the proxy statement and a return envelope for your convenience. If you have not mailed your proxy, please sign it and return to us promptly so that your shares will be represented at the meeting. If your proxy card has been mailed, you may disregard this second mailing.
You are, of course, cordially invited to attend the meeting. Should you attend, the fact that you have sent in your proxy will not affect your right to vote in person, if you wish to do so.
Thank you for your cooperation.
Sincerely yours,
J. W. KISER
Executive Vice President
Secretary and Corporate Counsel
enclosures